Exhibit 30(d)(vi)

RIDER FOR
OPTION TO PURCHASE ADDITIONAL INSURANCE
ON LIFE OF INSURED

Read the list of Supplementary Benefits on the Contract Data page(s).
This Benefit is a part of this contract only if it is listed there.

Benefit.--You have the right under this Benefit to buy more insurance on the
Insured's life in either this company or The Prudential Insurance Company of
America. You may do this for certain normal option dates and advance option dates, as we explain below. You will not have to prove that the Insured is insurable. We will provide term insurance for a period before any advance option dates as we state under Term Insurance below. But these promises are subject to all the provisions of the Benefit and of the rest of this contract.

In any of these paragraphs when we use the phrase the company we mean whichever of these companies may issue the new contract.

Normal Option Dates.--These are the anniversaries of this contract on which the
Insured's attained age is 25, 28, 31, 34, 37, 40, 43, 46, 49 and 52.

You may buy a new contract for each normal option date if these four statements apply: (1) You have not used your right for that date by buying a new contract on an advance option date (we explain this below). (2) The Insured signs an application for the new contract, and you sign it, too, if you are not the
Insured. (3) We receive the application and the first premium, less the premium credit that we describe below, at our Service Office not more than 31 days after the normal option date. (4) On the normal option date, or, if later, the date we receive the application, the Insured is living and this contract is in force with no premium in default past its days of grace. The new contract will take effect on the later of those two dates. That date will be its contract date.

Your right to buy the new contract will end on the 31st day after the normal option date. But this will not change your right to buy a new contract for any later normal or advance option date.

Advance Option Dates.--Except as we state in the next paragraph, an advance option date is the date three months after any of these events:

1. The Insured's marriage.

2. While the Insured is living, the birth of a live child of the Insured for whom the Insured accepts legal responsibility.

3. The Insured's legal adoption of a child.

But the event must take place (1) on or after the later of the date of this contract and the date of Part 1 of its application; and (2) not later than the date that is one month before the contract anniversary on which the Insured's attained age is 52. If the event takes place less than three months before that anniversary, the related advance option date will be that anniversary and not the date three months after the event.

You may buy a new contract for each advance option date if these four statements apply: (1) The Insured signs an application for the new contract, and you sign it, too, if you are not the Insured. (2) We receive the application and the first premium, less the premium credit that we describe below, at our Service
Office not later than the advance option date. (3) The Insured is living on the advance option date. (4) This contract is in force on that date, with no premium in default past its days of grace. The new contract will take effect on the advance option date. That will be its contract date.

Your right to buy the new contract will end on the advance option date. But this will not change your right to buy a new contract for any later normal or advance option date.

Each time you buy a new contract for an advance option date, you will have used your right to buy a new contract for the next normal option date, if any, for which you could otherwise have bought one. But even if you have used your right to buy for all normal option dates, advance option dates may still occur as we state above. If the company lets you combine two or more new contracts you can buy under this Benefit into one, you will use your right to buy new contracts for the same number of future normal option dates as if the new contracts had not been combined.

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Term Insurance.--For each event that gives rise to an advance option date, we will provide term insurance on the Insured's life. But this contract must be in force with no premium in default past its days of grace, The term insurance will be automatic. There is no need to ask for it. Its amount will be the option amount. We will pay that amount if the Insured dies on or after the date of the event but before (1) the advance option date; or (2) the date this Benefit ends, if sooner. We will include it in the proceeds of this contract. But if this contract limits or excludes war or aviation risks, the term insurance will limit or exclude them in the same way.

Contract Specifications.--The new contract you buy for a normal option date or advance option date will be in the same rating class as this contract.

If this contract limits or excludes war or aviation risks, the company will have the right to limit or exclude them in the new contract, too. If the company does so, the provision in the new contract will be the same one the company puts in other contracts like the new one on its contract date. The company will set the issue age and the premiums for the new contract in accord with its regular rules in use on the date of the new contract.

The new contract may call for annual premiums. If the company agrees, you will be able to have premiums fall due more often.

If the option amount for this Benefit which we show on the Contract Data page(s)
is $25,000 or more, the new contract may be either of those we describe in paragraphs 1 and 2 below. If the option amount is less than $25,000 the new contract can only be the one we describe in paragraph 1.

1. A Life Paid Up at Age 85 plan. In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount you ask for in your request. But it cannot be less than $10,000, or more than the option amount for this Benefit.

2. A contract like the one to which this Benefit is attached. Its face amount will be the amount you ask for in your request. But it cannot be less than
$25,000 or more than the option amount for this Benefit.

The new contract will not have Supplementary Benefits other than as we describe in this and in the next three paragraphs. If this contract has a benefit for waiving premiums in the event of disability and the company would include that kind of benefit in other contracts like the new contract, the company will put the benefit in the new contract.

A benefit for waiving premiums that would have been allowed under this contract, and that would otherwise be allowed under the new contract will not be denied just because disability started before the contract date of the new contract.
But any premium to be waived for that disability under the new contract must be at the frequency that was in effect for this contract when the disability started.

No premium will be waived under the new contract unless it has a benefit for waiving premiums in the event of disability. This will be so even if premiums have been waived under this contract.

If this contract has an accidental death benefit, and the company would regularly issue contracts like the new contract with either that benefit or an accidental death and dismemberment benefit, the company will put that kind of benefit in the new contract, as stated in General below. But (1) you must ask for it when you apply for the new contract: and (2) the amount of any accidental death benefit in the new contract will not be more than the face amount of the new contract.

General.--Any benefit for waiving premiums and any accidental death benefit or accidental death and dismemberment benefit in the new contract will be the same one, with the same provisions, that the company puts in other contracts like it on its contract date. In any of these paragraphs, when we use the phrases other contracts like it and other contracts like the new contract, we mean contracts the company would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

You may be able to buy a new contract of life insurance other than in accord with the requirements that we state above. But this may be done only if the company consents, and will be subject to conditions and charges that are then determined.

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Premium Credit.--A premium credit will be allowed on the first premium for the new contract. The credit will be at least $1 for each full $1,000 of face amount of the new contract. If (1) the new contract calls for premiums to be paid more often than annually; and (2) the credit would be more than that first premium, you may choose to have premiums paid less often to get the full credit.

Benefit Premiums.--We show the premiums for this Benefit on the Contract Data page(s). They stop on the contract anniversary on which the Insured's attained age is 52 or on the anniversary at the end of the premium period, if sooner.

Termination.--This Benefit will end on the earliest of:

1. the end of the last day of grace of a premium in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

2. the 31st day after the contract anniversary on which the Insured's attained age is 52;

3. the date the contract is surrendered under its Cash Value Option, if it has one; and

4. the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period, we will cancel the
Benefit as of the date to which premiums are paid. Contract premiums due then and later will be reduced accordingly.

This Supplementary Benefit rider
attached to this contract on the Contract Date

Pruco Life Insurance Company,

By /s/ SPECIMEN
-------------------------
Secretary

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